                    DiVall Insured Income Properties 2, L.P.
                                 QUARTERLY NEWS

================================================================================
A publication of The Provo Group, Inc.                  FIRST QUARTER 2001


IMPORTANT:  Consent For Sale

Enclosed with this mailing you will find a consent form. Please read and review it carefully. As you may recall, we had originally planned to liquidate DiVall 2 by year-end. However, our offices have received numerous phone calls from investors who have indicated they no longer wish to sell. Additionally, the Advisory Board would discourage a sale based on available re-investment alternatives as well as the recent extension of 10 Wendy's leases through 2016. The Board feels that the Partnership is stable and an annual return of approximately 9% is good performance in todays market environment. We agree with the Board's position. However, we felt a consent would give us the best indication of how the investors wish to proceed. As General Partner we should always act in the best interest of the investors. In this circumstance, even if
------
we disagree with the majority vote, we will proceed according to the majority position.

In short, IF 51% of investors vote to sell, we will immediately move forward with a sealed bid sale process. However, IF we do not receive a majority vote for a sale, we will instead continue to operate the Partnership ... business as usual.

We anticipate that the number one question for those investors who no longer wish to sell is this, "If I vote for a NO sale now - am I stuck in this Partnership forever?". The answer is absolutely not. Assuming we do not
                                      --------------
receive a majority vote for sale this quarter, we will send out consent forms every two years, beginning May 2003. The cost of sending consents is not significant and we feel it is important to continue to measure the pulse of our investors preferences.

As always, if you have questions please feel free to contact our investor relations department at 800-547-7686.

--------------------------------------------------------------------------------

                            Distribution Highlights

 .     The First Quarter distribution represents an approximate 9% annualized return from operations based on $23,800,000 (estimated net asset value as of 12/31/00) or approximately 10% return on the independent 2001 appraised value of $21,626,500.

 .     $540,000 total amount distributed for the First Quarter 2001 which is higher than originally projected.

 .     $11.67 per unit (approx.) for the First Quarter 2001.

 .     $1,067.00 to $869.00 range of distributions per unit from the first unit
                                                                    -----
      sold to the last unit sold before the offering closed (February 1990),
                  ----
      respectively. (NOTE: Distributions are from both cash flow from operations
                                                  ----
      and "net" cash activity from financing and investing activities.)

Page 2                             DiVall 2                               1 Q 01


                 Statements of Income and Cash Flow Highlights

 .     9.8% increase in "total" operating revenues from projections for the 1/st/
      Quarter.

 .     2000 percentage rent billing was higher than planned and Blockbuster did not vacate their property as originally anticipated.

 .     There was a 2% decrease in expenses for the 1/st/ Quarter.


 .     The decrease in expenses is primarily because legal fees were lower than anticipated.

                              Property Highlights
Receivables:

 .    Mulberry Street Grill (Formerly Mr. Munchies, Phoenix, AZ) was delinquent at March 31, 2001, in the amount of $12,755. This tenant has since vacated the property and we are activating our legal remedies.

 .    Village Inn (Grand Forks, ND) was delinquent at March 31, 2001, in the amount of $5,360. We fully expect to collect the balance in full. If we do not receive timely payment, we will move forward with appropriate legal remedies.

 .    Denny's (Phoenix, AZ) has a past due balance in the amount of $14,561 for the percentage rent which was billed in March 2001. The tenant has already expressed concern over paying the full amount due. We plan to work with this tenant to collect the balance.

 .    Popeye's - (Park Forest, IL) had a past due balance in the amount of
     $82,464 for the percentage rent which was billed in March 2001. However, the balance was paid in full during the month of April.

HARDEE'S Terminates ...

 .    Hardee's (Milwaukee, Wisconsin) has vacated the property.  We have agreed to allow them to terminate their lease effective May 1, 2001 with the condition that the tenant would pay a termination fee equal to 2 years rent or $152,000. The fee would be paid in four installments over a one-year period. We have already hired a broker in the market who has found several promising prospects. We could be motivated to accept a purchase offer on this property at the right price.

 .    Hardee's (South Milwaukee, Wisconsin) has also vacated the property.  The tenant has agreed to continue paying rent and abide by all the terms of the Lease. The Lease expires in November 2001. We are already looking for new prospective tenants.

--------------------------------------------------------------------------------

Page 3                             DiVall 2                            1 Q 01


                              Questions & Answers

 .    When can I expect my next distribution mailing?
     Your distribution correspondence for the Second Quarter of 2001 is scheduled to be mailed on August 15, 2001.

 .    What is the new net unit value as of December 31, 2001.
     We have estimated the Net Asset Value of each interest of the Partnership to approximate $505.00 at December 31, 2000.

 .    If I have questions or comments, how can I reach your office?

     Please feel free to contact us at our toll-free number (800) 547-7686 or
     (816) 421-7444 or you may contact us by mail at: The Provo Group, Inc. 101
     W. 11/th/ Street, Suite 1110, Kansas City, MO 64105. Finally, we can also be reached via e-mail at mmcmillin@theprovogroup.com.

-----------------------------------------------------------------------------------------------------------------------

                                              DIVALL INSURED INCOME PROPERTIES 2 L.P.
                                            STATEMENTS OF INCOME AND CASH FLOW CHANGES
                                          FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2001

-----------------------------------------------------------------------------------------------------------------------
                                                                           PROJECTED       ACTUAL         VARIANCE
                                                                          -----------------------------------------
                                                                              1ST            1ST
                                                                            QUARTER        QUARTER         BETTER
  OPERATING REVENUES                                                        03/31/01       03/31/01        (WORSE)
                                                                          -----------    -----------    -----------
    Rental income                                                         $   537,876    $   589,482    $    51,606
    Interest income                                                            14,600         14,173           (427)
    Other income                                                                    0          2,966          2,966
                                                                          -----------    -----------    -----------
  TOTAL OPERATING REVENUES                                                $   552,476    $   606,621    $    54,145
                                                                          -----------    -----------    -----------
  OPERATING EXPENSES
    Insurance                                                             $     4,908    $     4,827    $        81
    Management fees                                                            47,280         47,386           (106)
    Overhead allowance                                                          3,816          3,832            (16)
    Advisory Board                                                              3,989          4,275           (286)
    Administrative                                                             15,442         15,503            (61)
    Professional services                                                      69,610         67,459          2,151
    Auditing                                                                   18,675         19,926         (1,251)
    Legal                                                                       6,000          4,225          1,775
    Defaulted tenants                                                             300              0            300
                                                                          -----------    -----------    -----------
  TOTAL OPERATING EXPENSES                                                $   170,020    $   167,433    $     2,587
                                                                          -----------    -----------    -----------
  GROUND RENT                                                             $    16,650    $    16,852          ($202)
                                                                          -----------    -----------    -----------
  INVESTIGATION AND RESTORATION EXPENSES                                  $         0    $       111          ($111)
                                                                          -----------    -----------    -----------
  NON-OPERATING EXPENSES
    Uncollectible Receivable                                              $         0    $     8,000        ($8,000)
    Depreciation                                                               86,100         86,100             (0)
    Amortization                                                                2,787          3,135           (348)
                                                                          -----------    -----------    -----------
  TOTAL NON-OPERATING EXPENSES                                            $    88,887    $    97,235        ($8,348)
                                                                          -----------    -----------    -----------
  TOTAL EXPENSES                                                          $   275,557    $   281,631        ($6,074)
                                                                          -----------    -----------    -----------
  NET INCOME (LOSS)                                                       $   276,919    $   324,990    $    48,071

OPERATING CASH RECONCILIATION:                                                                          VARIANCE
                                                                                                        -----------
    Depreciation and amortization                                              88,887         89,235            348
    Recovery of amounts previously written off                                      0         (2,781)        (2,781)
    (Increase) Decrease in current assets                                     452,585        415,198        (37,387)
    Increase (Decrease) in current liabilities                                (31,700)        29,074         60,774
    (Increase) Decrease in cash reserved for payables                          30,592        (30,374)       (60,966)
    Advance from/(to) current cash flows for future distributions            (273,750)      (273,750)             0
                                                                          -----------    -----------    -----------
  Net Cash Provided From Operating Activities                             $   543,533    $   551,592    $     8,059
                                                                          -----------    -----------    -----------
CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Recoveries from former general partners                                         0          2,781           2781
    Investment in Deferred Leasing Commissions                                (17,858)       (10,440)         7,418
                                                                          -----------    -----------    -----------
  Net Cash Provided From Investing And Financing
    Activities                                                               ($17,858)       ($7,659)   $    10,199
                                                                          -----------    -----------    -----------

    Total Cash Flow For Quarter                                           $   525,675    $   543,933    $    18,258

    Cash Balance Beginning of Period                                          789,317        752,060        (37,257)
    Less 4th quarter distributions paid 2/01                                 (520,000)      (575,000)       (55,000)
    Change in cash reserved for payables or future distributions              243,158        304,124         60,966
                                                                          -----------    -----------    -----------
    Cash Balance End of Period                                            $ 1,038,150    $ 1,025,117       ($13,033)


    Cash reserved for 1st quarter L.P. distributions                         (525,000)      (540,000)       (15,000)
    Cash reserved for payment of accrued expenses                            (122,888)      (157,611)       (34,723)
    Cash advanced from (reserved for) future distributions                   (273,750)      (273,750)             0
                                                                          -----------    -----------    -----------
    Unrestricted Cash Balance End of Period                               $   116,512    $    53,756       ($62,756)
                                                                          ===========    ===========    ===========
-----------------------------------------------------------------------------------------------------------------------
                                                                           PROJECTED       ACTUAL         VARIANCE
                                                                          -----------------------------------------
*   Quarterly Distribution                                                $   525,000    $  540,000     $    15,000
    Mailing Date                                                              5/15/01    (enclosed)               -
-----------------------------------------------------------------------------------------------------------------------

 * Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES

                      DIVALL INSURED INCOME PROPERTIES 2 LP
                             2001 PROPERTY SUMMARY
                         AND RELATED ESTIMATED RECEIPTS

PORTFOLIO       (Note 1)

                                    ------------------------  -----------------------------------   ------------------------------
                                          REAL ESTATE                     EQUIPMENT                            TOTALS
                                    ------------------------  -----------------------------------   ------------------------------
                                              ANNUAL            LEASE             ANNUAL
-----------------------------------            BASE    %      EXPIRATION          LEASE     % *                   ANNUAL
CONCEPT                LOCATION       COST     RENT   YIELD     DATE      COST   RECEIPTS  RETURN      COST      RECEIPTS  RETURN
----------------------------------- ------------------------  -----------------------------------   ------------------------------
APPLEBEE'S        COLUMBUS, OH      1,059,465 135,780 12.82%              84,500     0      0.00%    1,143,965    135,780   11.87%

BLOCKBUSTER       OGDEN, UT           646,425 100,670 15.57%                                           646,425    100,670   15.57%

DENNY'S           PHOENIX, AZ         972,726  65,000  6.68%             183,239     0      0.00%    1,155,965     65,000    5.62%
DENNY'S           PHOENIX, AZ         865,900  90,000 10.39%             221,237     0      0.00%    1,087,137     90,000    8.28%
FIESTA TIME       TWIN FALLS, ID      699,032  85,800 12.27%             190,000     0      0.00%      889,032     85,800    9.65%
MULBERRY ST GRILL PHOENIX, AZ         500,000  61,200 12.24%              14,259     0      0.00%      514,259     61,200   11.90%

HARDEE'S   (5)    S MILWAUKEE, WI     808,032  58,667  7.26%                                           808,032     58,667    7.26%
HARDEE'S   (5)    HARTFORD, WI        686,563  64,000  9.32%                                           686,563     64,000    9.32%
HARDEE'S   (5)    MILWAUKEE, WI     1,010,045  76,000  7.52%     (4)     260,000     0      0.00%    1,421,983     76,000    5.34%
    "                   "                                                151,938     0      0.00%
HARDEE'S   (5)    FOND DU LAC, WI     849,767  88,000 10.36%     (4)     290,469     0      0.00%    1,140,236     88,000    7.72%
HARDEE'S   (5)    MILWAUKEE, WI             0       0  0.00%             780,000     0      0.00%      780,000          0    0.00%

HOOTER'S          R. HILLS, TX      1,246,719  95,000  7.62%                                         1,246,719     95,000    7.62%

HOSTETTLER'S      DES MOINES, IA      845,000  60,000  7.10%              52,813     0      0.00%      897,813     60,000    6.68%

KFC               SANTA FE, NM        451,230  60,000 13.30%                                           451,230     60,000   13.30%

MIAMI SUBS        PALM BEACH, FL      743,625  54,000  7.26%                                           743,625     54,000    7.26%
----------------------------------- ------------------------  -----------------------------------   ------------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership.
          Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 2000 is based on 1999 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent.
     4: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food Systems at a reduced rental rate from the stated in the original leases.

PROJECTIONS FOR
DISCUSSION PURPOSES

                      DIVALL INSURED INCOME PROPERTIES 2 LP
                              2001 PROPERTY SUMMARY
                         AND RELATED ESTIMATED RECEIPTS


PORTFOLIO      (Note 1)

                                 ------------------------------   ------------------------------------ -----------------------------
                                    REAL ESTATE                                   EQUIPMENT                     TOTALS
                                 ------------------------------   ------------------------------------ -----------------------------
                                               ANNUAL               LEASE               ANNUAL
--------------------------------                BASE      %       EXPIRATION            LEASE      %               TOTAL
CONCEPT        LOCATION             COST        RENT    YIELD        DATE       COST   RECEIPTS RETURN    COST    RECEIPTS   RETURN
-------------------------------- ------------------------------   ------------------------------------ -----------------------------
POPEYE'S       PARK FOREST, IL      580,938     77,280   13.30%                                           580,938    77,280  13.30%

SUNRISE PS     PHOENIX, AZ        1,084,503    134,136   12.37%                 79,219     0     0.00%  1,182,735   134,136  11.34%
                                                                                19,013     0     0.00%
VILLAGE INN    GRAND FORKS, ND      739,375     60,000    8.11%                                           739,375    60,000   8.11%

WENDY'S        AIKEN, SC            633,750     90,480   14.28%                                           633,750    90,480  14.28%
WENDY'S        CHARLESTION, SC      580,938     77,280   13.30%                                           580,938    77,280  13.30%
WENDY'S        N. AUGUSTA, SC       660,156     87,780   13.30%                                           660,156    87,780  13.30%
WENDY'S        AUGUSTA, GA          728,813     96,780   13.28%                                           728,813    96,780  13.28%
WENDY'S        CHARLESTON, SC       596,781     76,920   12.89%                                           596,781    76,920  12.89%
WENDY'S        AIKEN, SC            776,344     96,780   12.47%                                           776,344    96,780  12.47%
WENDY'S        AUGUSTA, GA          649,594     86,160   13.26%                                           649,594    86,160  13.26%
WENDY'S        CHARLESTON, SC       528,125     70,200   13.29%                                           528,125    70,200  13.29%
WENDY'S        MT. PLEASANT, SC     580,938     77,280   13.30%                                           580,938    77,280  13.30%
WENDY'S        MARTINEZ, GA         633,750     84,120   13.27%                                           633,750    84,120  13.27%

-------------------------------- ------------------------------   ------------------------------------ -----------------------------

-------------------------------- ------------------------------   ------------------------------------ -----------------------------
PORTFOLIO TOTALS (27 Properties) 20,158,534  2,209,313   10.96%              2,326,687     0     0.00% 22,485,221 2,209,314   9.83%
-------------------------------- ------------------------------   ------------------------------------ -----------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.

                                  Page 2 of 2